SUB-ITEM 77Q3


DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U, AND 74V.

FOR PERIOD ENDING  10/31/2006
FILE NUMBER 811-8697
SERIES NO.: 1


74U.   1 Number of shares outstanding (000's Omitted)
         Class A                                            10,436
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B                                             2,695
         Class C                                             1,031


74V.   1 Net asset value per share (to nearest cent)
         Class A                                           $ 12.82
       2 Net asset value per share of a second class of open-end company shares
         (to nearest cent)
         Class B                                           $ 11.78
         Class C                                           $ 11.80